Exhibit 99.1

Contact:        Bob Romantic, Grand Canyon University | 602-639-7611; bob.romantic@gcu.edu

GRAND CANYON UNIVERSITY, GRAND CANYON EDUCATION ENTER NEW ERA

WITH COMPLETION OF NONPROFIT TRANSACTION

Development office, research and assistance to Christian schools among initial priorities

PHOENIX (July 2, 2018) – Today marks the beginning of a new era for Grand Canyon University (GCU) and Grand Canyon Education, Inc. (GCE).

Under the terms of a transaction that closed on July 1, 2018, Grand Canyon Education sold Grand Canyon University to a nonprofit entity that will retain the GCU name. The transaction returns GCU to its historical roots as a nonprofit university and ensures the long-term legacy of both GCU and GCE.

“We are incredibly proud of the journey that has helped us get to where we are today,” said University President and GCE Chief Executive Officer Brian Mueller. “We have taken a university that was on the brink of bankruptcy and created a higher education structure that has greatly benefitted thousands of students and families, the inner-city community in which we reside and U.S. businesses that covet the graduates we produce. That is a testament to the free market system and an American success story that should be celebrated.

“Today, GCU is on solid footing financially and it is time to change that structure again by reverting to the nonprofit status that the University held from 1949 to 2004 – a status that puts us on a level playing field with other traditional universities with regard to tax status; that ensures our students and faculty have the same access to research opportunities and grants as other universities; that opens up the world of philanthropic giving to GCU; that allows GCU to participate in NCAA governance at the Division I level; and, most importantly, that better enables us to continue to freeze tuition, which we have done for 10 straight years on our ground campus.”

GCE has transferred to GCU the real property and improvements comprising the GCU campus as well as tangible and intangible academic and related operations and assets related to GCU. The purchase price, following post-closing adjustments, will be approximately $875 million, which GCU paid through the issuance of a seven-year, senior secured note.

In addition, GCU’s faculty, academic leadership and related staff, which includes approximately 35 percent, or 1,400, of GCE’s full-time employees and substantially all of GCE’s 6,000 part-time and adjunct employees and student workers, transferred their employment from GCE to GCU. GCE continues to employ approximately 2,600 full-time employees and owns an office complex from which most of its continuing employees will continue to work.

As part of the transaction, GCE and GCU also entered into a long-term master services agreement in which GCE will provide technological, counseling, marketing, financial aid processing and other support services to GCU. The shared services arrangement is similar to that at hundreds of nonprofit universities in the country that outsource services to for-profit third-party providers.

GCU and GCE have completely independent governing boards. In fact, no members of GCU’s Board of Trustees has ever served in a management or corporate board role with GCE. GCU has adopted a conflict of interest policy that prohibits any trustee from having a financial interest in, or role with, GCE.

Brian Mueller, who has served as CEO of GCE since 2008 and Chairman of the Board of GCE since 2017, will continue to serve in those roles for GCE. Mr. Mueller will also continue to serve as President of GCU, a position he has held since 2012. Such dual roles are permitted under guidelines adopted by the Higher Learning Commission. Aside from Mr. Mueller, no other employee of New GCU or GCE has a dual role in both organizations.

More details of the transaction are spelled out in these FAQS.

Among GCU’s initial priorities are establishing a Development Office to pursue grants and other philanthropic giving, and embarking on academic research initiatives with a focus on science, technology, engineering and math (STEM).

For GCE, it allows that organization to continue as a tax-paying, multi-billion-dollar market cap, publicly traded company in the fast-growing educational services industry, with its headquarters in Phoenix. There is the potential for GCE to provide services not only to other universities but also to Christian high schools across the country.

Mueller said the current structure is the best of both worlds for GCU and GCE and will allow the University to continue to expand and serve its community. GCU enrollment is expected to reach nearly 21,000 students on its 275-acre ground campus this fall, with an additional 70,000 students online – making it one of the largest universities in the country.

“The structure behind the scenes will change, but our goals and mission remain the same – to provide high-quality Christian education that is affordable to all socioeconomic classes of Americans,” Mueller said. “The aligned goals of both organizations, as well as the integrity and ethics of both organizations, will only increase our efficiencies by utilizing resources strategically that further the teaching and assessment of student learning, as well as the overall student experience.”

GCU, which is regionally accredited, was founded as a nonprofit institution in 1949 and earned a reputation as Arizona’s premier private Christian school. In 2004, on the brink of bankruptcy with $20 million in debt and less than 1,000 traditional students, GCU changed its structure by taking on investors and becoming a for-profit university. The structure changed further in 2008 when GCE was incorporated as a publicly traded company in order to secure the capital needed to develop a state-of-the-art online learning platform and expand its West Phoenix campus. As a for-profit, publicly traded institution, it should be noted that GCE never paid a dividend to its shareholders, reinvesting all profits back into the University.

Mueller stressed that the move to revert GCU to its nonprofit status is not being done to escape current regulations that are imposed only on the for-profit sector. Because GCU maintains affordable tuition, none of its programs failed the gainful employment regulations. GCU’s loan default rate will be an estimated 6.2 percent for the most recent cohort – well below federal guidelines. For the 90/10 rule, GCU sits at 72.3 percent (and dropping). The University supports measures that ensure educational institutions are meeting recognized standards – particularly as it relates to student support services, academic integrity and financial transparency – and believes those measures should apply to all institutions (for-profit and nonprofit).

“We pride ourselves on being innovative and forward-thinking, and this transaction is further testament to that,” Mueller said. “The future is bright, not only for GCU and GCE but also for anyone interested in affordable, private Christian education.”

DLA Piper LLP (US) (Phoenix, Arizona) served as outside corporate counsel to GCE in the transaction, while Hogan Marren Babbo & Rose Ltd. (New York) served as outside regulatory counsel. Barclays Capital served as financial advisor to GCE.

Gallagher & Kennedy (Phoenix, Arizona) served as outside corporate counsel to GCU in the transaction while Cooley LLP (Washington, D.C.) served as regulatory counsel. Wells Fargo Securities, LLC served as financial advisor to GCU.

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About Grand Canyon University: Grand Canyon University was founded in 1949 and is Arizona’s premier private Christian university. GCU is regionally accredited by the Higher Learning Commission and offers more than 225 academic programs, emphases and certificates for both traditional undergraduate students and working professionals. The University’s curriculum emphasizes interaction with classmates, both in-person and online, and individual attention from instructors while fusing academic rigor with Christian values to help students find their purpose and become skilled, caring professionals. For more information, visit gcu.edu.

About Grand Canyon Education: Grand Canyon Education (GCE), incorporated in 2008, is a publicly traded education services company. GCE is uniquely positioned in the education services industry in that its leadership has 30 years of proven expertise in providing a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior service in these areas on a large scale. GCE provides services that support students, faculty and staff of partner institutions such as marketing, strategic enrollment management, counseling services, financial services, technology, technical support, compliance, human resources, classroom operations, curriculum development, faculty recruitment and training, among others. For more information, visit gce.com.